Exhibit 5.1

[Letterhead of Star Scientific, Inc.]

August 20, 2004

Star Scientific, Inc.

801 Liberty Way

Chester, VA 23836

Re:  Registration Statement on Form S-3 (Registration No. 333-118054)

        Shares of $0.0001 par value Common Stock with an Aggregate Offering

        Price of $25,000,000

Ladies and Gentlemen:

In connection with the registration by Star Scientific, Inc., a Delaware corporation (the “Company”), of shares of $0.0001 par value Common Stock of the Company (“Common Stock”) with an aggregate offering price of $25,000,000, under the Securities Act of 1933, as amended, on Form S-3 filed with the Securities and Exchange Commission on August 9, 2004, as amended by Amendment No. 1 filed on August 20, 2004 (collectively, the “Registration Statement”), you have requested my opinion set forth below.

You have provided me with a draft prospectus (the “Prospectus”) which is a part of the Registration Statement. The Prospectus provides that it will be supplemented in the future by one or more supplements to the Prospectus (each, a “Prospectus Supplement”). The Prospectus as supplemented by various Prospectus Supplements will provide for the sale by the Company of up to $25,000,000 aggregate offering price of shares of Common Stock, par value $0.0001 per share (collectively, the “Shares”).

August 20, 2004

In my capacity as your general counsel in connection with such registration, I am familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, I have examined such matters of fact and questions of law, including an examination of originals and copies certified or otherwise identified to my satisfaction of all such documents, corporate records and instruments, as I have considered appropriate for purposes of this opinion.

In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies.

I am opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and I express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is my opinion that, as of the date hereof:

Upon adoption by the Board of Directors of the Company of a resolution in form and content as required by applicable law authorizing the issuance of the Shares and upon issuance and delivery of and payment of legal consideration in excess of the par value thereof for the Shares in the manner contemplated by the Registration Statement, the Prospectus and/or the applicable Prospectus Supplement and by such resolution, and assuming that at the time of issuance of such Shares, the Company has a sufficient number of authorized but unissued Shares

August 20, 2004

under the Company’s Restated Certificate of Incorporation, as amended, such Shares will be validly issued, fully paid and nonassessable.

I consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to my name contained under the heading “Validity of Common Stock” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Robert E. Pokusa
Robert E. Pokusa
General Counsel

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